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                                                                  EXHIBIT 10(AA)

                           MARLTON TECHNOLOGIES, INC.
                             STOCK OPTION AGREEMENT


         THIS STOCK OPTION (the "Option") is granted this 7th day of August, 2000 by MARLTON TECHNOLOGIES, INC., a New Jersey corporation (the "Company") to [Seymour Hernes, Jeffrey Harrow, Fred Cohen, William Hamilton] (the "Optionee").

                              W I T N E S S E T H:

         1. Grant. Pursuant to the Company's 1992 Director Stock Plan, as amended (the "Plan"), the Company hereby grants to the Optionee Stock Options (the "Options") to purchase on the terms and conditions set forth in the Plan and herein, an aggregate of Twenty Thousand (20,000) shares of the Company's Common Stock, par value, $.10 per share (the "Option Shares"), at the purchase price of Two Dollars ($2.00) per share (the "Option Price"). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to such terms in the Plan.

         2. Term. This Option Agreement and Optionee's right to acquire Options vested in accordance with Paragraph 3 shall terminate at 5:00 p.m. (local Philadelphia time) on June 21, 2005.

         3. Vesting. Options to purchase 10,000 Option Shares will be fully vested as of August 7, 2000. Options to purchase an additional 834 Option Shares will vest each month (with respect to the first and last months hereunder 15 or more days of service in a month shall be deemed a full month, and less than 15 days of service in a month shall be deemed no service during such month) that Optionee continues as a director of the Company subsequent to June 21, 2000, provided the aggregate of the Option Shares vested does not exceed 20,000.

         4. Method of Exercise and Payment. This Option may be exercised with respect to vested Option Shares from time to time, in whole or in part. When exercisable under Paragraph 3, the Option may be exercised by written notice to the Company specifying the total number of Option Shares to be exercised. The notice shall be accompanied by payment in cash or by check equal to the aggregate Option Price of all Option Shares covered by such notice. Such exercise shall be effective upon the actual receipt by the Company of such written notice and payment.

         5. Notices. Any notice to be given to the Company shall be addressed to the Company at its principal executive office, and any notice to be given to the Optionee shall be addressed to the Optionee at the address then appearing on the records of the Company or at such other address as either party hereafter may designate in writing to the other. Any such notice shall be deemed to have been duly given when deposited in the United States mail, addressed as aforesaid, registered or certified mail, and with proper postage and registration or certification fees.

         6. General. This Option shall not be assignable by Optionee. This Option Agreement shall not be subject to the provisions and restrictions of
Section 421, 422A(b) et. Seq. of the Internal Revenue Code of 1986, as it may be amended from time to time. Stock certificates representing the Option Shares acquired shall bear any legends required by applicable state and federal securities laws. Company stock issuances are unregistered, requiring a one-year holding period.

         IN WITNESS WHEREOF, the Company has granted this Option as of the day and year first above written.


                                               MARLTON TECHNOLOGIES, INC.



Attest: ___________________________            By:___________________________
        Alan I. Goldberg, Secretary               Robert B. Ginsburg, President



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